EXHIBIT 21.1      SUBSIDIARIES OF THE REGISTRATION

Unifrax GmbH
Hanns-Martin-Schleyer Strasse 30
47877 Willich-Munchheide
GERMANY

NAF Brasil Ltda.
Rua 2, N.18A - Distrito Industrial Nova Era
13.347-392 - Indaiatuba - Sao Paulo - BRASIL